Exhibit 99.1

MagnaChip Semiconductor Corporation

Prepared Remarks for the Investor Conference Call

for the First Quarter ended March 31, 2020

BRUCE ENTIN (Moderator)

Thank you for joining us to discuss MagnaChip’s financial results for the first quarter ended March 31st, 2020. The first quarter earnings release we filed today after the stock market closed, and other releases can be found on the Company’s investor relations website.

A telephone replay of today’s call will be available shortly after the completion of the call and the webcast will be archived on our website for one year. Access information is provided in the earnings press release.

Joining me today are YJ Kim, MagnaChip’s Chief Executive Officer, and Shinyoung Park, our Chief Accounting Officer. YJ will discuss the Company’s recent operating performance and market outlook for our product categories, and Shinyoung will provide an overview of the accounting treatment of Continuing and Discontinued operations. There will be a Q&A session following today’s prepared remarks.

During the course of this conference call, we may make forward-looking statements about MagnaChip’s business outlook and expectations. Our forward-looking statements, and all other statements that are not historical facts, reflect our beliefs and predictions as of today and therefore are subject to risks and uncertainties as described in the Safe Harbor discussion found in our SEC filings.

During the call we also will discuss non-GAAP financial measures. The non-GAAP measures are not prepared in accordance with generally accepted accounting principles but are intended to illustrate an alternative measure of MagnaChip’s operating performance that may be useful. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures can be found in our first quarter earnings release available on our website under the investor relations tab at www.magnachip.com.

I now will turn the call over to YJ Kim. YJ?

YJ KIM (Chief Executive Officer)

Thanks Bruce, and welcome to everyone on the Q1 2020 conference call.

First of all, our hearts go out to all those people whose lives have been impacted by the global pandemic. At MagnaChip, we are fortunate that Korea seems to have handled the COVID-19 breakout in a manner that minimized its spread.

MagnaChip started 2020 on a high note. We executed well and delivered solid results in Q1 despite typical seasonal softness and market disruptions caused by the COVID-19 global pandemic.

If you recall, on our Q4 earnings call on February 19th, we guided Q1 revenue between $180 to $195 million and gross profit margin between 23% to 25%. We updated our guidance on March 10th and raised the low end of revenue guidance to $187 million and the high end to $197 million due to stronger than expected revenue in our OLED and Foundry businesses, and despite weakness in our Power business. We kept the gross profit margin range the same.

The financial statements we released today look different than in previous quarters because beginning in Q1 we now account for the Foundry business as a discontinued operation under accounting rules. The continuing business includes the Display business, Power business and Fab 3 operations. The change in our reporting came about when we signed a definitive agreement on March 30th to sell the Foundry business and Fab 4. Shinyoung, Chief Accounting Officer, will soon provide a more detailed overview of the accounting rules that govern how we now present our financial statements.

Meantime, we’re pleased that the combined Q1 revenue from standard products and Foundry services hit $197 million on a non-GAAP basis. That was our highest revenue level for a first quarter in 12 years and met the high-end of our updated guidance. We currently do not detect excess inventories in our sales channels, and our own inventories are at levels to meet near-term demand.

The non-GAAP combined gross profit margin from continuing and discontinued operations was 25.3%, which exceeded the high-end of the guidance range. Revenue from standard products was $110.7 million, up 10.4% year over year, and gross profit margin was 26.3%. Revenue from the Foundry business was $86 million, and gross profit margin was 23%.

Now I’d like to give you an update on the definitive agreement to sell the Foundry business and Fab 4. If you recall, the transaction value was $435 million, which includes $344.7 million in cash and approximately $90 million in accrued severance liabilities that will be transferred along with approximately 1,500 employees to the buyer.

The transaction remains on track to close on schedule in the September-October timeframe. It’s worth noting that there is no closing condition tied to any regulatory approval. Also, worth noting is that the definitive agreement contains an explicit condition that COVID-19 cannot be a cause to delay or cancel the transaction. I’ll comment further about the strategic rationale for selling the Foundry business and Fab 4 when we discuss Q1 Foundry results in a few minutes.

Now, let’s take a closer look at the continuing businesses, starting with OLED, which accounted for about 90% of our total Display business in Q1:

-	OLED DDIC revenue was $69.7 million, up 43.6% year over year and 3.5% sequentially.

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On our Q4 earnings call in February, we said we expected 9 new OLED smartphones with our display drivers would be launched in the 1H 2020. Now we are doubling our estimate to 18 new smartphones in 1H. Of these 18 models, 8 were launched in Q1 and a 9th went into pilot production. This helps explain the 3.5% increase in OLED revenue from Q4 2019 to Q1 2020 in a period that is typically seasonally soft.

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We achieved 14 new OLED DDIC design wins for smartphones in Q1, or more than 2X the total from the same period a year ago. Design wins aren’t always a direct indicator of future revenue but definitely are a good indicator of the market appeal of our low-power driver portfolio. We now have 16 OLED display drivers, which is nearly twice the size of the portfolio in Q1 of 2019.

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Lastly, serving the needs of smartphone makers in multiple geographies was a benefit to us in Q1. We saw a drop-off from smartphone brands in China in Q1 due to the COVID-19 outbreak, but the decline was offset by a Korean smartphone maker that launched multiple new models with our OLED DDICs. This diversification effort will benefit us again in Q2, as the China smartphone market is beginning to show signs of recovery. Many new models with our OLED display drivers will launch in Q2.

We see the following trends in 2020 for our OLED business:

-	5G. Of our 14 design wins in Q1, 10 were for 5G phones and we expect this design activity to heat up throughout 2020.

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28-nm drivers will gain momentum. Our six 28-nanometer OLED drivers represent nearly 40% of our display driver portfolio, and accounted for over 40% of design wins in Q1. Our 28-nm devices are the lowest power devices on the market, which is why we see design momentum continuing to be strong for this growing product family.

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Gaming smartphones are gaining in popularity, and we are well-positioned to capitalize on this trend. We see more design win activity this year for 120Hz smartphones targeted for game users. We have four display drivers with 120Hz refresh rate, and we also have capability to reach 144Hz. Higher refresh rates are important to gamers because of faster display response times which make the gameplay appear smoother on the screen. We recently taped out another 28nm product with a 144Hz rate aimed at high-end smartphones. Our OLED solutions also are behind some of the smartphones with world’s best cameras, an increasingly important smartphone feature.

-	Flexible OLED design wins are on the Way Up: We are seeing more design wins with our Flexible DDICs.

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Of those, Chip on Plastic packaging is becoming more prevalent: This is good for us because the package cost is lower, thus the profit margin is higher. Design wins in Q1 using COP packaging nearly tripled from the number of design wins in all of 2019.

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OLED for Auto. We have now kicked off development on OLED for Automotive products, which we expect to go into production in 1H/2021. We believe the auto market represents a promising long-term OLED opportunity.

-	MicroLED. We have released an enhanced version of a MicroLED TV DDIC for targeted production in 1H/2021. MicroLED represents an untapped market opportunity for growth.

Now let’s turn to Power.

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The COVID-19 outbreak in China impacted our Power business. Power revenue of $33.1M declined 12.3% sequentially, and 21.2% year over year, primarily due to market softness in China as offices and factories were shut down for an extended period in Q1.

-	SuperJunction MOSFETs and Power IC performed well in Q1, but we saw a sharp decline in other Power products due to softness in wireless communications and e-bikes.

-	Power product mix improves. Despite the decline in Q1 Power revenue, premium products represented more than 55% of Power products in Q1 as compared to the mid-40% level in Q4 2019.

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The good news is that China appears to be on the road to recovery from COVID-19, and we now expect Power revenue to grow by a double digit percentage sequentially in Q2. Another new bright spot for Power in Q2 is that demand is ramping for our Battery FETs in the rapidly growing wireless earphone market, especially for Korean OEMs.

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EV and Hybrid auto segment opportunity. Two new projects for Hybrid/Electric Vehicle kicked off in Q1, adding to a growing portfolio of design wins for the EV segment. As you may recall, we are involved in several 10,000-hour qualification testing stages with auto suppliers. We expect the EV auto segment will represent a meaningful growth opportunity for our Power business in the years ahead.

Now, turning to the Foundry Services Group.

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Foundry Services Group revenue was up 51.1% year-over-year and flattish from Q4/19. While certain markets like wireless communications and consumer were soft due to seasonal and macroeconomic trends, the declines were offset in part by demand for medical devices, including respirators and digital thermometers. Demand also came from the computing and tablet segments, as working from home has increased due to the pandemic.

Foundry turned in a good quarter, but our decision to sell that business and Fab 4 was strategic and aimed at maximizing shareholder value over the long term. The Foundry business is capital intensive, highly cyclical, requires a separate salesforce, continuous R&D and scalability. Hence, we believe this business could grow with a dedicated focus, which it now will have with new owners. Given our size and financial resources, our management and Board both believed it made more sense to focus on either foundry or standard products, but not both.

From an operational point of view, the sale of the Foundry business and Fab 4 allows us now to transform into a streamlined, pure-play products company focused exclusively on the growth opportunities in the Display and Power businesses.

The sale also allows us to set near-term and longer-term financial goals to improve overall profitability and maximize shareholder value. Putting aside the near-term impact of COVID-19, here are key priorities and financial metrics we’re focused on over the next few years:

•	It all starts with achieving profitable revenue growth. Our #1 goal is to achieve robust, sustainable and profitable revenue growth through focused R&D and continued product innovation.

•	We’ll aim for higher gross margin and focus on increasing gross margin dollars to contribute to cash flow. Generating net operating cash flow, as we’ve done for the past four quarters, is a key goal.

•	We’ll run lean and mean. As a streamlined standard products company, we will right-size OPEX and exercise financial discipline.

•	Operating Income targeted to double from current levels. Our longer-term goal is for Adjusted Operating Income, which excludes stock-based comp, to double to about 10% in the next few years.

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We will de-lever and strengthen the balance sheet. By this time next year, we should be largely freed of approximately $21M in interest expenses, which will improve net income by $21M excluding the impact from non-cash foreign currency gains or losses.

•	Adjusted EBITDA margin percentage to increase. This goal will be made more achievable without the Foundry business and Fab 4.

We plan to provide more detailed information on our pro-forma financial model as we go forward and hold an analyst day after we close the sale of the Foundry business and Fab 4.

Now let me make a few comments about COVID-19 and how we are dealing with it at MagnaChip.

Many investors have asked us how we are managing our workforce in view of the pandemic. We began in February to take serious steps to help protect our employees, the vast majority of whom work in Korea. Each day, we disinfect all areas in our fabs where workers tend to gather, and we require that office and fab employees use separate entrances to avoid cross-contamination. We’ve also installed plexiglass partitions in the employee cafeteria to create protected spaces for employees. Forehead temperatures are taken and hands are sanitized each time an employee enters any of our offices or fabs, and employees wear a face mask and practice social distancing. In our Seoul office, we’ve upgraded to a Semi-HEPA air filter system capable of filtering out ultra-fine particles and we’ve implemented alternating work-at-home days for those in critical functions to avoid sidelining whole teams or management. We’ve provided paid leave for fab employees that were in a severely affected area and sent them the care packages to their home. I thank all our employees for their ongoing dedication to serve our customers during this extraordinary period.

Turning now to our supply chain. Our assembly and test subcontractors in China now are fully operational. We use two external 12” foundries outside Korea and China in separate locations to manufacture our newer-generation OLED display drivers. Both foundries have been operating at normal levels. Likewise, our Display sub-contractors in Korea are operating at normal levels, and now also hold an extra two months of inventory to prepare for unexpected events. To date, our Fab 3 and Fab 4 manufacturing facilities in Korea have been operating at normal levels. The supply chain is only as strong as its weakest link, so we will continue to monitor it closely to mitigate potential vulnerabilities.

Turning now to our business outlook.

Please refer to the press release we issued today for Q2 financial guidance. COVID-19 has reduced our visibility and created significant business challenges, but we are better prepared now than ever before to confront them.

To sum up, I would like to emphasize that the business transformation we’re undergoing will better position us to deliver sustainable and profitable growth. I shared with you earlier our priorities over the next few years and look forward to report our progress as we continue to execute our business plan.

Now I’ll turn the call over to Shinyoung and come back for Q&A.

Shinyoung?

SHINYOUNG PARK (Chief Accounting Officer)

Thank you, YJ. Let’s review the accounting treatment for the continuing and discontinued operations.

As you can see in our first quarter earnings release, the financial statements look very different from what we’ve reported in the past. Until we close the sale of Foundry business and Fab 4, the prudent way to calculate our Non-GAAP EPS is that you need to look at it on a combined Non-GAAP basis.

The Foundry Services Group is accounted for as a discontinued operation beginning in this quarter and (ii) the assets and liabilities relating to the Foundry business and Fab 4 are shown separately as those held-for-sale on our balance sheet.

What this essentially does is that we’re carving out FSG from our operational results, and the assets and liabilities that belong to the Foundry business and Fab 4. To do this carve-out, we’ve applied certain assumptions mainly for the allocation of OPEX between the Foundry business and the standard products business. For instance, we used a list of approximately 1,500 employees as a basis for the allocation of payroll costs. If there is any change to the list of employees to be transferred through to the closing, we will make an adjustment as applicable.

Following the consummation of the sale of Foundry business and Fab 4, and for a certain period of time thereafter, we will provide transitional foundry services to the buyer for Foundry products manufactured in Fab 3, our fabrication facility located in Gumi, Korea. For the periods prior to closing, revenue we derive by providing transitional foundry services from Fab 3 to the Foundry Services Group are recorded at cost in both of the continuing and discontinued businesses, resulting in no margin, as such sales and costs are eliminated when results from the two businesses are combined together. Because of this accounting treatment, you will see new lines on the statements of operations called “Net sales – transitional Fab 3 foundry services” and “Cost of sales – transitional Fab 3 foundry services”.

Keep in mind that accounting rules dictate that general corporate overhead, shared between continuing and discontinued operations get lumped 100% into the continuing operations bucket. This is why it would not be accurate to extrapolate this level of shared services expenses as part of continuing operations into the future.

I’d like to note:

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The expenses that qualify for inclusion in discontinued operations are direct operating expenses incurred by the Foundry Services Group that are reasonably segregated from costs of the ongoing reporting entity.

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Indirect expenses, such as general corporate overhead, are not included in discontinued operations under the accounting rules. Generally, costs and expenses that are expected to continue in the ongoing reporting entity after the disposal date should not be allocated to discontinued operations and instead should be included in the results of ongoing entity. For instance, professional fees for audit/consulting/legal services for the overall company cannot be allocated to the FSG. These types of expenses will be right-sized.

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Interest expenses cannot be allocated to the FSG as we do not transfer our third-party debt obligations. As none of our intercompany long-term loans are transferred either, Continuing Operations absorbs the related foreign currency gain or loss in our P&L. As a reminder, a substantial portion of our net foreign currency gain or loss is associated with the inter-company long-term loans to our Korean subsidiary by our Dutch subsidiary, which are denominated in U.S. dollars and is affected by changes in the exchange rate between Korean won and the U.S. dollar. Therefore, the net loss for Q1 2020 on a GAAP basis from continuing operations, otherwise known as the standard products business plus Fab 3, appeared to have deepened compared with a year ago as the Korean won depreciated relative to US Dollar. But this financial yardstick is not necessarily a relevant measure of our business performance because the aforementioned net foreign currency gain or loss is a non-cash item.

With that, I’ll turn the call back to Bruce.

Bruce?

BRUCE ENTIN (Moderator)

Thank you, YJ and Shinyoung.

So (Operator), this concludes our prepared remarks.

With that, we would now like to open the call for questions.

[Q&A Session]

BRUCE ENTIN (Moderator)

Thank you, (Operator). So, this concludes our first quarter 2020 earnings conference call. Please look for details of our future events on MagnaChip’s Investor Relations website.

Before we end the call, I’d like to welcome Ms. So-Yeon Jeong, a 20-year IR veteran in Silicon Valley who replaces me as Head of Investor Relations. She is an IR pro and she looks forward to meeting all of you. As for me, thanks to everyone in the financial community for a great ride over the past five years. I enjoyed my time and had the honor of working side-by-side with YJ, his team and the Board. I’ll be spending less time on airplanes and more time at home, and cheering on MagnaChip from the sidelines.

Thank you for joining us today.

[END OF PREPARED REMARKS]

Forward-Looking Statements

Information in this script regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about MagnaChip’s future operating and financial performance, outlook and business plans, including second quarter 2020 revenue and gross profit margin expectations, and the impact of the COVID-19 pandemic on MagnaChip’s second quarter 2020 and future operating results. All forward-looking statements included in this script are based upon information available to MagnaChip as of the date of this script, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of changes in macroeconomic and/or general economic conditions, including those caused by or related to the COVID-19 outbreak, recessions, economic instability and the outbreak of disease; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; compliance with U.S. and international trade and export laws and regulations by us and our distributors; the risk that the pending sale of our Foundry Services Group business and the Fab 4 facility to Magnus Semiconductor, LLC or one of its wholly owned subsidiaries is not consummated according to our current expectations or at all; public health issues, including the COVID-19 pandemic; other business interruptions that could disrupt supply or delivery of, or demand for, MagnaChip’s products, including uncertainties regarding the impacts of the COVID-19 pandemic that may result in factory closures, reduced workforces, scarcity of raw materials and goods produced in infected areas, as well as reduced consumer and business spending affecting demand for MagnaChip’s products due to government and private sector mandatory business closures, travel restrictions or the like to prevent the spread of disease; and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 21, 2020 (including that the impact of the COVID-19 pandemic may also exacerbate the risks discussed therein) and subsequent registration statements, amendments or other reports that we may file from time to time with the Securities and Exchange Commission and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.